Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form F-3 No.333-264577) and related Prospectus of Burning Rock Biotech Limited for the registration of ordinary shares and to the incorporation by reference therein of our reports dated April 29, 2022, with respect to the consolidated financial statements of Burning Rock Biotech Limited, and the effectiveness of internal control over financial reporting of Burning Rock Biotech Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Guangzhou, People’s Republic of China

September 12, 2022